Exhibit 10.1


                         UBS MANAGED FUTURES PLATFORM

                              ADVISORY AGREEMENT

                        Dated as of September 25, 2006

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                                     among

                       UBS MANAGED FUTURES (ASPECT) LLC

                        UBS MANAGED FUND SERVICES INC.

                                      and

                            ASPECT CAPITAL LIMITED

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

                         UBS MANAGED FUTURES PLATFORM

                              ADVISORY AGREEMENT

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                               TABLE OF CONTENTS


Section                                                                    Page
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1.  Duties of the Trading Advisor .......................................    2
2.  Standard of Liability; Indemnification ..............................    3
3.  Limits on Claims ....................................................    5
4.  Trading Advisor's Closing Obligations ...............................    5
5.  Independent Contractor Status .......................................    6
6.  Confidentiality .....................................................    6
7.  Clearing Broker; Executing Broker ...................................    7
8.  Brokerage Confirmations and Reports .................................    7
9.  Fees ................................................................    8
10. Term and Termination; Removal of the Sponsor ........................    8
11. Liquidation of Positions ............................................    9
12. Other Accounts of the Trading Advisor; Exclusivity ..................   10
13. Speculative Position Limits .........................................   11
14. Redemptions, Exchanges, Distributions, Subscriptions ................   11
15. The Trading Advisor's Representations and Warranties ................   11
16. The Sponsor's Representations and Warranties ........................   13
17. Assignment ..........................................................   15
18. Successors ..........................................................   15
19. Amendment or Modification or Waiver .................................   15
20. Notices .............................................................   15
21. Governing Law .......................................................   16
22. Survival ............................................................   16
23. Disclosure Document Modifications ...................................   16
24. Promotional Literature ..............................................   16
25. No Waiver ...........................................................   16
26. No Liability of Members .............................................   17
27. Third-Party Beneficiaries ...........................................   17
28. Headings ............................................................   17
29. Complete Agreement ..................................................   17
30. Counterparts ........................................................   17
31. Miscellaneous .......................................................   17

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Appendix A -- Fee Schedule...............................................  A-1

Appendix B -- Trading Policies...........................................  B-1

Appendix C -- List of Futures Interests..................................  C-1

                         UBS MANAGED FUTURES PLATFORM

                              ADVISORY AGREEMENT

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      This Advisory Agreement (the "Agreement"), made as of this 25th day of
September, 2006, among UBS MANAGED FUTURES (ASPECT) LLC, a Delaware limited liability company (the "Trading Fund"), UBS MANAGED FUND SERVICES INC., a Delaware corporation (the "Sponsor") and ASPECT CAPITAL LIMITED (the "Trading Advisor"), a limited liability company registered in England and Wales;

      WHEREAS, the Trading Fund has been organized to trade, buy, sell or otherwise acquire, hold or dispose of forward contracts (including, for the avoidance of doubt, LME and FX forwards), futures contracts for commodities, financial instruments and currencies, rights pertaining thereto and options thereon or on physical commodities (collectively, "Futures Interests") and engage in all activities incident thereto;

      WHEREAS, the sole investor in the Trading Fund will be UBS MANAGED FUTURES LLC (ASPECT SERIES), a series of a Delaware limited liability company (the "Aspect Series");

      WHEREAS, the Aspect Series is a "protected cell" of UBS Managed Futures LLC, a series limited liability company established under the law of the State of Delaware (the "Platform");

      WHEREAS, the Aspect Series will invest substantially all of the proceeds of the sale of its units of limited liability company interest ("Units") in the Trading Fund;

      WHEREAS, the Sponsor will act as manager of the Trading Fund;

      WHEREAS, the Sponsor has selected the Trading Advisor to have authority over the Trading Fund's trading of Futures Interests;

      WHEREAS, the Trading Advisor is willing to manage the Trading Fund's Futures Interest trading;

      WHEREAS, the Trading Fund's trading of Futures Interests is described in the Platform's Confidential Disclosure Document, as supplemented and amended from time to time (the "Memorandum"), which will be filed with the National Futures Association (the "NFA") pursuant to the Commodity Exchange Act, as amended (the "CEA"), the commodity pool operator and commodity trading advisor regulations promulgated under the CEA (the "Commodity Regulations") by the Commodity Futures Trading Commission ("CFTC"), and NFA rules promulgated under the CEA (the "NFA Rules"); and

      WHEREAS, the Trading Advisor's current Disclosure Document delivered to the Sponsor (the "Disclosure Document") has been filed with the NFA pursuant to the CEA.

      NOW, THEREFORE, the parties hereto do hereby agree as follows, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in entering into this Agreement the parties intend to be legally bound:


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1.    Duties of the Trading Advisor.

      (a) (i) The Sponsor shall appoint the Trading Advisor to have discretionary authority and responsibility for independently directing the Futures Interest trading pursuant to the trading program and strategy agreed upon by the Sponsor and the Trading Advisor and disclosed in the Memorandum (the "Program"), as the same may be modified from time to time by the Trading Advisor as a result of its ongoing commitment to research and development. Any such change will not be deemed to constitute a material change to the Investment Objective or Investment Policy (each term as defined in the Disclosure Document) and may be made without prior notification to the Sponsor. However, any material change to the Investment Objective or Investment Policy (each term as defined in the Disclosure Document) (such change to be determined as material in the Trading Advisor's reasonable discretion) will only be made upon giving the Sponsor at least twenty Business Days' prior written notice (a "Business Day" means any day on which banks in New York City are not required or authorized to close). The Trading Advisor may, on behalf of the Trading Fund and subject to Section 1(a)(iii) and Section 7, execute transactions in Futures Interests on either a principal or an agency basis, with or through affiliates of the Sponsor or third parties. This limited authority granted to the Trading Advisor is a continuing power and shall continue in effect with respect to the Trading Advisor until terminated hereunder.

      (ii) In the event the Trading Advisor proposes to make any material changes to the Program, the Trading Advisor will so inform the Sponsor and will not make any such change -- with respect to the Trading Fund, not the Trading Advisor's other accounts -- to which the Sponsor objects (in which case the Trading Advisor will be free to terminate this Agreement pursuant to
Section 10). "Material changes" for such purposes shall not include simply adding or removing a Futures Interest to or from the group of Futures Interests traded on behalf of the Trading Fund (subject to Section 1(c)).

      (iii) The management and operation of the Trading Fund and the determination of its policies shall be vested exclusively in the Sponsor. The Sponsor shall have the authority and power on behalf and in the name of the Trading Fund to carry out any and all of the objectives and purposes of the Trading Fund set forth in the Trading Fund's Limited Liability Company Operating Agreement, and to perform all acts and enter into and perform all contracts and other undertakings which the Sponsor may deem necessary or advisable in connection with such objectives and purposes or incidental thereto; provided that the Trading Advisor shall at all times have discretionary authority and responsibility for independently directing the Futures Interest trading pursuant to Section 1(a)(i). For the avoidance of doubt, notwithstanding the fact that the Trading Advisor is not authorized to enter into any agreements or undertakings on behalf of the Trading Fund and may trade Futures Interests for the Trading Fund only pursuant to the Program, it may enter into such give-up agreements with the executing brokers as the Trading Advisor considers necessary or appropriate in its reasonable discretion; provided, however, that the Trading Fund shall be a signatory to such give-up agreements, unless the Sponsor and the Trading Advisor otherwise mutually agree.

      (iv) All actions and determinations to be made by the Sponsor hereunder shall, unless otherwise expressly provided, be made in the Sponsor's sole and absolute discretion.

      (b) The Trading Advisor is aware that certain futures and options on futures -- generally certain stock index futures and options (for the avoidance of doubt, including, but not limited to, all non-CFTC-approved contracts) -- may not be traded on behalf of United States persons and agrees not to trade such Futures Interests for the account of the Trading Fund.

      (c) The Trading Advisor agrees to the terms set forth in "Appendix B -- Trading Policies."


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      (d) Subject to adequate assurances of confidentiality, the Trading
Advisor agrees that it will discuss with the Sponsor upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Program, provided, that nothing contained in this Agreement shall require the Trading Advisor to disclose with respect to such accounts what it deems to be proprietary or confidential information.

      (e) The Trading Advisor agrees to provide the Sponsor with such information concerning the Trading Advisor as the Sponsor may reasonably request (other than the identity of the Trading Advisor's other customers or proprietary or confidential information concerning the Program and/or details of any other trading methods, programs, systems or strategies used by it for trading other customers' accounts, except as may be required under Section 12(d) or (e)), subject to receipt of adequate assurances of confidentiality, including, but not limited to, information regarding any actual or prospective change in control, key personnel, the Program or financial condition.

      (f) During the term of this Agreement, the Trading Advisor agrees to provide the Sponsor with updated information related to the Program's performance results within a reasonable period of time after the end of each month or at other times as may be agreed from time to time between the Trading Advisor and the Sponsor.

      (g) The Trading Advisor shall be responsible for promptly reviewing all oral and written confirmations it receives to determine that the trades made for the Trading Fund were made in accordance with the Trading Advisor's instructions. If the Trading Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Trading Advisor's instructions, the Trading Advisor shall promptly notify the Sponsor of this fact where such error is not corrected within three Business Days of the Trading Advisor making such determination, and shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected. All risks relating to transactions ordered by the Trading Advisor on behalf of the Trading Fund (including any trading or system error that has occurred in good faith) shall be borne by the Trading Fund as principal and, accordingly, all gains or losses accruing shall belong to or be borne by the Trading Fund; provided that, if a trading error resulting in losses is due to an action or omission of the Trading Advisor not meeting the applicable standard of conduct set forth in Section 2(a), such loss shall be borne by the Trading Advisor.

2.    Standard of Liability; Indemnification.

      (a) The Trading Advisor and its affiliates and each of their officers, employees, directors, shareholders and controlling persons (the "Trading Advisor Parties") shall have no liability to the Sponsor, the Aspect Series, the Trading Fund or to any owners of Units (the "Members"), and shall be indemnified by the Trading Fund against, any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) ("Losses"), for conduct undertaken as a trading advisor to the Trading Fund or otherwise relating to any action or omission of the Trading Advisor Parties (or alleged action or omission) in connection with this Agreement; provided that, such action or omission (or alleged action or omission) does not constitute gross negligence, willful misconduct or breach of this Agreement or any fiduciary obligation to the Trading Fund and was done in a manner reasonably believed to be in, or not opposed to, the best interests of the Trading Fund. The indemnity provision contained in this Section 2(a) shall not increase the liability of the Aspect Series beyond the amount of its capital and profits (exclusive of distributions or other returns of capital, including redemptions), if any, in the Trading Fund.


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      (b) Any indemnification under subsection (a) above, unless ordered by a court or administrative forum, shall be made by the Trading Fund only as authorized in the specific case and only upon a determination by independent legal counsel selected by mutual agreement of the Sponsor and the Trading Advisor in a written opinion that such indemnification is proper in the circumstances because the Trading Advisor has met the applicable standard of conduct set forth in Section 2(a) above.

      (c) In the event the Sponsor, the Aspect Series or the Trading Fund and their respective principals, affiliates, officers, employees and controlling persons (the "Sponsor Parties") is made a party to any threatened, pending or completed action, arbitration, claim, demand, dispute, lawsuit or other proceeding (each a, "Proceeding") or otherwise incurs any Losses as a result of, or in connection with, the activities or claimed activities of any Trading Advisor Party unrelated to the Trading Fund's business, the Trading Advisor shall indemnify, defend and hold harmless such Sponsor Parties against any direct Losses incurred in connection therewith, except in circumstances where such Proceeding arises either solely or partly as a result of the gross negligence, willful misconduct or breach of this Agreement or any fiduciary obligation owed by the relevant Sponsor Parties.

      (d) The Trading Advisor Parties shall not be liable to the Sponsor Parties (to the extent permitted by any applicable laws, statutes, rules, regulations or orders and so far as not inconsistent with the provisions of this Agreement) including any liability arising from the act or omission of any Clearing Broker (as defined in Section 7), Executing Broker (as defined in
Section 7) or other counterparty, except that the Trading Advisor Parties shall be liable to the Sponsor Parties for acts by the Trading Advisor Parties with respect to the provision of services hereunder which constitute gross negligence, willful misconduct or breach of this Agreement.

      (e) (i) Promptly after receipt by any of the indemnified parties under this Agreement of notice of any Proceeding, the party or parties seeking indemnification (the "Indemnitee") shall notify the party from which indemnification is sought (the "Indemnitor") in writing of the commencement thereof if a claim with respect thereof is to be made under this Agreement. Failure to notify an Indemnitor on a timely basis shall only qualify the right to indemnity hereunder to the extent that such failure is prejudicial to the Indemnitor.

           (ii) The Indemnitor shall be entitled to participate in the defense of any such Proceeding and to assume the defense thereof with the assistance of counsel reasonably satisfactory to the Indemnitee(s). In any such Proceeding, the Indemnitee(s) shall have the right to retain its or their own counsel, but the fees and expenses of such counsel shall be at such Indemnitee's own expense unless (A) otherwise agreed by the Indemnitor and such Indemnitee or (B) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee(s), and representation of the foregoing parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the existence of different or additional defenses (it being understood, however, that the Indemnitor shall not be liable for legal fees or other expenses of more than one separate firm of attorneys for all such Indemnitee(s), which firm shall be designated in writing by such Indemnitees and be reasonably acceptable to the Indemnitor). The Indemnitee(s) shall cooperate with the Indemnitor in connection with any such Proceeding and, subject to the Indemnitor's ongoing obligation of confidentiality with regard to such information, shall make all personnel, books and records relevant to the Proceeding available to the Indemnitor and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defense of any such Proceeding.


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      (f) None of the indemnifications contained in this Section 2 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party or parties claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.

      (g) The provisions of this Section 2 shall survive the termination of this Agreement.

3.    Limits on Claims.

      (a) The Trading Advisor agrees that it will not take any of the following actions against the Aspect Series or the Platform: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Aspect Series or the Platform in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Aspect Series or the Platform bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Aspect Series or the Platform under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Aspect Series or the Platform or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs; (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause; or (iii) file an involuntary petition for bankruptcy (collectively, "Bankruptcy or Insolvency Action").

      (b) In addition, the Trading Advisor agrees that for any obligations due and owing to it by the Trading Fund, the Trading Advisor will look solely and exclusively to the assets of the Trading Fund to satisfy its claims and will not seek to attach or otherwise assert a claim against the assets of the Aspect Series, the Platform, the Sponsor, UBS AG or any of their affiliates, whether there is a Bankruptcy or Insolvency Action taken or otherwise. The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

      (c) This Agreement has been made and executed by and on behalf of the Trading Fund and the Sponsor, and the obligations of the Trading Fund and/or the Sponsor set forth herein are not binding upon any of the Members of the Aspect Series individually but are binding only upon the assets and property of the Trading Fund and no resort shall be had to the assets of any segregated series of the Platform (each, a "Series") or the Platform or the Members' personal property for the satisfaction of any obligation or claim hereunder. For the avoidance of doubt, the parties hereto acknowledge and agree that the Platform is organized in series pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act. As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each Series shall be enforceable against the assets of such Series only, and not against the assets of the Platform generally or the assets of any other Series.

4.    Trading Advisor's Closing Obligations.

      On or prior to the Closing Date (as hereinafter defined) with respect to the initial offering of the Aspect Series (the "Initial Closing Date"), and thereafter, only if requested by the Sponsor, on or prior to each closing date during the continuous offering of the Aspect Series (each a "Subsequent Closing Date"), the Trading Advisor shall deliver or cause to be delivered, at the expense of the Trading Advisor, to the Selling Agents (as defined in the Memorandum, "Selling Agents"), the Aspect Series, the Trading Fund and the Sponsor, the reports, certificates and documents described below addressed to them and, except as may be set forth below, dated as of the Initial Closing Date or the Subsequent Closing Date, as appropriate. Unless the context otherwise requires, the Initial Closing Date and each Subsequent Closing Date shall each be referred to as a "Closing Date:"


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      (a) a report from the Trading Advisor which shall present, for the period from the date after the last day covered by the Trading Advisor's performance information as set forth in the Part One(B): Trading Advisor Information of the Memorandum to the latest practicable month-end before the Closing Date, figures which shall show the actual past performance of the Program (or, if such actual past performance information is unavailable, then the estimated past performance) for such period as well as any pro forma performance information for such period reasonably requested by the Sponsor, and which shall certify that, to the best of its knowledge, such figures are complete and accurate in all material respects;

      (b) a certificate of the Trading Advisor in the form proposed prior to the Closing Date by counsel to the Sponsor, with such changes in such form as are proposed by the Trading Advisor or its counsel and are acceptable to the Sponsor and its counsel so as to make such form mutually acceptable to the Sponsor, the Trading Advisor and their respective counsel, to the effect that:

            (1) the representations and warranties of the Trading Advisor contained in this Agreement are true and correct in all material respects on the date of the certificate as though made on such date;

            (2) nothing has come to the Trading Advisor's attention which would cause the Trading Advisor to believe that, at any time from: (A) the time the forms required to register the Units under the Securities Exchange Act of 1934, as amended (such forms, collectively, the "Form 10"), initially became effective to (B) the Closing Date, the Form 10, as amended from time to time, or the Memorandum, as supplemented or amended from time to time, with respect to the Trading Advisor Parties, or with respect to the Program or performance information, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Memorandum, in light of the circumstances in which they were made) not misleading; and

            (3) the Trading Advisor has performed all covenants and agreements herein contained to be performed on its part at or prior to the Closing Date.

5.    Independent Contractor Status.

      The Trading Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Sponsor and the Trading Fund, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Trading Fund, the Sponsor, any other commodity trading advisor of the Platform or the Selling Agents in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Trading Fund, the Sponsor, any other commodity trading advisor of the Platform or the Selling Agents, or in any way be responsible for the acts or omissions of the Trading Fund, the Sponsor, any other commodity trading advisor of the Platform or the Selling Agents as long as it is acting independently of such persons.

6.    Confidentiality.

      The Sponsor acknowledges that the Program is the confidential property of the Trading Advisor. Nothing in this Agreement shall require the Trading Advisor to disclose the confidential or proprietary details of the Program and/or the Trading Advisor's trading programs generally, its systems, methodologies, trading techniques, research, strategies, models and other commercial information, except only to the extent that such disclosure may be legally compelled under applicable law or may be required under Section 12(d) or (e). The Sponsor further agrees that it will keep confidential and will not disclose to any third party or to its own employees other than on a "need to know" basis the Trading Advisor's


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

trading advice to the Trading Fund, except as, and to the extent that, it may be determined by the Sponsor to be (a) necessary for the monitoring of the business of the Trading Fund, including the performance of brokerage services provided by the Trading Fund's commodity broker(s) or (b) expressly required by: (i) any law or statute; (ii) governmental, regulatory or self-regulatory agency or organization, rule, regulation or order; (iii) the request of any governmental, regulatory or self-regulatory agency, organization, exchange or other body; or (iv) valid legal process. The Trading Fund and the Sponsor further agree that they shall not copy, disclose, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of in any manner the investment and trading strategies, systems, algorithms, models, techniques, methods, policies, programs and analyses previously, currently or hereafter used by the Trading Advisor in the conduct of its business including all data, details, components, specifications, codes, formulae, know-how (technical or otherwise), electronic data processing systems, computer software programs and computer hardware systems relating to the foregoing, and all embodiments, articulations, applications, expressions and reproductions of any of the foregoing including, without limitation, documents, notes, print-outs, work papers, charts, diskettes, tapes and manuals.

7.    Clearing Broker; Executing Broker.

      (a) All Futures Interest trades, including foreign exchange trades, for the accounts of the Trading Fund shall be cleared through such commodity clearing broker or brokers as the Sponsor directs. At the present time it is contemplated that the Trading Fund will clear all Futures Interest trades through UBS Securities LLC (the "Clearing Broker") or its affiliates.

      (b) All foreign exchange trades for the accounts of the Trading Fund shall be executed through such commodity broker or brokers and banks (or other forward dealers) as the Trading Advisor may consider necessary or appropriate in its reasonable discretion and which are pre-approved by the Sponsor, which approval shall not be unreasonably withheld.

      (c) All Futures Interest trades, other than foreign exchange trades, for the accounts of the Trading Fund shall be executed through such commodity broker or brokers and banks (the "Executing Brokers") as the Trading Advisor may consider necessary or appropriate in its reasonable discretion if such broker(s) agree to "give up" all transactions to the Clearing Broker for clearance subject to Section 1(a)(iii). If the Trading Fund is not a signatory to the resulting give-up agreements pursuant to Section 1(a)(iii), the Trading Advisor shall notify the Sponsor and the Trading Fund from time to time in writing of the Executing Brokers selected by the Trading Advisor.

8.    Brokerage Confirmations and Reports.

      The Sponsor will instruct the Clearing Broker to furnish the Trading Advisor with copies of all trade confirmations, daily equity runs and monthly trading statements relating to the Trading Fund. The Trading Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Trading Advisor shall not be responsible for any errors by the Clearing Broker or any other brokers appointed pursuant to
Section 7 as long as the Trading Advisor's actions or omissions, if any, relating to such error are consistent with the standard set forth in Section 2(a). The Sponsor will also furnish the Trading Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Members, and copies of all reports filed with the Securities and Exchange Commission, the CFTC or the NFA. The Trading Advisor shall, at the Sponsor's request, make a good faith effort to provide the Sponsor with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Trading Advisor by the Clearing Broker regarding the Trading Fund, provided that such confirmations and reports are actually in the Trading Advisor's possession or control, as the Sponsor deems appropriate and in circumstances where the Sponsor cannot obtain copies of these confirmations and reports on its own behalf. Upon request, the Sponsor will provide the Trading Advisor with accurate information with respect to the Trading Fund.

9.    Fees.

      (a) In consideration of and in compensation for the performance of the Trading Advisor's services under this Agreement, the Trading Advisor shall receive from the Trading Fund a management fee (the "Management Fee") and a performance fee (the "Performance Fee") as set forth in the "Appendix A -- Fee Schedule" hereto.

      (b) Management Fees and Performance Fees (including, if applicable, any United Kingdom value added tax or any analogous taxation thereon) shall be paid within twenty Business Days following the end of the period for which they are payable. For the avoidance of doubt, all fees and expenses payable under this Agreement shall be stated exclusive of any United Kingdom value added tax or any analogous taxation payable or chargeable thereon and, if applicable, the Trading Fund shall pay to the Trading Advisor an amount equal to any United Kingdom value added tax or any analogous taxation so chargeable against production by the Trading Advisor of an appropriate tax invoice addressed to the Trading Fund. If a Performance Fee shall have been paid by the Trading Fund to the Trading Advisor in respect of any calendar quarter and the Trading Advisor shall incur subsequent losses in trading on behalf of the Trading Fund, the Trading Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New Net Trading Profits (as defined in Appendix A).

      (c) The Trading Advisor will be provided by the Sponsor with the data used by the Sponsor to compute the foregoing fees within twenty Business Days of the end of the relevant period.

10.   Term and Termination; Removal of the Sponsor.

      (a) This Agreement shall commence on the date hereof and, unless sooner terminated pursuant to sections (b), (c), (e) or (f) of this Section 10, shall continue in effect until the close of business on the last day of the month ending thirty-six full months following the commencement of the Trading Fund's trading activities (the "Initial Term"). After the expiration of the Initial Term, unless sooner terminated, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional one-year terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve-month term or thirty-six-month term, as the case may be. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of the Aspect Series' assets away from the Trading Advisor pursuant to this Agreement, or (ii) the retention of other commodity trading advisors following a reallocation, or otherwise.

      (b) This Agreement may be terminated at any time at the election of the Sponsor in its sole discretion upon at least one Business Day's prior written notice to the Trading Advisor. The Sponsor will use its reasonable best efforts to cause any termination to occur as of a month-end.

      (c) The Trading Advisor shall have the right to terminate this Agreement at any time upon forty-four Business Days' written notice to the Trading Fund and the Sponsor in the event (i) of the receipt by the Trading Advisor of an opinion of independent counsel satisfactory to the Trading Advisor and the Trading Fund that by reason of the Trading Advisor's activities with respect to the Trading Fund, it is required to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or under the laws of any state and it is not so registered; (ii) that the registration of the Sponsor as a commodity pool operator under the CEA, or its NFA membership in such capacity, is revoked, suspended, terminated or not renewed; (iii) the Sponsor imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Trading Advisor does not agree to follow in its management of the Trading Fund, or the Sponsor overrides trading instructions of the Trading Advisor or does not consent to a material change to the Program requested by the Trading Advisor; (iv) the Sponsor elects (pursuant to Section 1 of this Agreement) to have the Trading Advisor use a different Program in the Trading Advisor's management of the Trading Fund's assets from that which the Trading Advisor is then using to manage such assets and the Trading Advisor objects to using such different Program; (v) there is an unauthorized assignment of this Agreement by the Trading Fund or the Sponsor; (vi) there is a material breach of this Agreement by the Trading Fund and/or the Sponsor after giving written notice to the Sponsor which identifies such breach and such material breach has not been cured within ten Business Days following receipt of such notice by the Sponsor; or (vii) other good cause is shown and the written consent of the Sponsor is obtained (which shall not be unreasonably withheld or delayed).

      (d) In the event that this Agreement is terminated pursuant to this
Section 10 the Trading Advisor shall be entitled to, and the Trading Fund shall pay, the Management Fee and the Performance Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Trading Advisor had such assets under management, and (ii) with respect to the Performance Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Trading Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

      (e) This Agreement shall terminate:


            (1) immediately if the performance of this Agreement shall become illegal under the laws of England; or

            (2) immediately if the Trading Advisor ceases to hold the appropriate authorization under Part IV of the United Kingdom's Financial Services and Markets Act 2000 enabling the Trading Advisor to carry out its duties under this Agreement; or

            (3) immediately in the event that the Trading Advisor, the Sponsor or the Trading Fund has become insolvent, a valid and binding petition is presented for the winding up of any of them (other than a voluntary liquidation for the purpose of reconstruction or amalgamation forthwith to be carried into effect) or seeks to enter into a formal arrangement with its creditors.


      (f) Notwithstanding anything to the contrary (implied or explicit) in this Agreement, a majority by the Units of the Aspect Series can vote (in a meeting or by written consent) to remove the Sponsor with respect to the Aspect Series and replace the Sponsor with the third party of their choice. If the Sponsor is so removed, this Agreement, the Aspect Series and the Trading Fund shall be terminated.

11.   Liquidation of Positions.

      The Trading Advisor agrees to liquidate open positions in the amount that the Sponsor informs the Trading Advisor, in writing via telecopy or other equivalent means, that the Sponsor considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to this Agreement, (ii) fund its pro rata share of any redemption, exchange, distribution or Trading Fund expense or (iii) comply with any other provision herein. The Sponsor shall not, however, have authority to instruct the Trading Advisor as to which specific open positions to liquidate, except as otherwise provided herein. The Sponsor shall provide the Trading Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least one Business Days' prior notice. The Trading Fund and the Sponsor hereby acknowledge that any such liquidation of positions in the circumstances contemplated in this Section 11 may reduce the value of such positions relative to the amount that may have been realized if the same had remained subject to the normal course of application of the Program, and that the Trading Advisor shall have no liability for any such reduction in value if such liquidation is made in a manner consistent with the standard set forth in Section 2(a).

12.   Other Accounts of the Trading Advisor; Exclusivity.

      (a) The Trading Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and trading approach utilized in the performance of services for the Trading Fund for such other accounts so long as the Trading Advisor's ability to carry out its obligations and duties to the Trading Fund pursuant to this Agreement is not materially impaired thereby. In addition, the Trading Advisor Parties also will be permitted to trade in Futures Interests using the Program or otherwise for their own accounts, so long as the Trading Advisor's ability to carry out its obligations and duties to the Trading Fund pursuant to this Agreement is not materially impaired thereby. Neither the Trading Advisor nor the Trading Advisor Parties shall be liable to account to the Sponsor or the Trading Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions and the Trading Advisor's fees shall not, unless otherwise provided, be abated thereby.

      (b) The Trading Fund and the Sponsor each agree that the Trading Advisor may (but only in accordance with the rules set out in the Financial Services Authority ("FSA") Handbooks (the "FSA Rules")) combine orders for the Trading Fund with the Trading Advisor's own orders or orders of any Trading Advisor Party, or with the orders of any other client of the Trading Advisor and that such combination of orders may, on some occasions, produce a more favorable price and, on others, a less favorable price than that which the Trading Fund would have obtained had the Trading Fund's order been executed separately.

      (c) During the period that the Trading Advisor is performing services for the Trading Fund, the Trading Advisor agrees that it will not accept additional capital for management in the Futures Interests markets if doing so would have a reasonable likelihood of resulting in the Trading Advisor having to modify the Program being used for the Trading Fund in a manner which might reasonably be expected to have a material adverse effect on the Trading Fund.

      (d) The Trading Advisor agrees, in its management of accounts other than the account of the Trading Fund, that it will not knowingly or deliberately favor on an overall basis any other account managed or controlled by it or any of the Trading Advisor Parties (in whole or in part) over the Trading Fund. The preceding sentence shall not be interpreted to preclude (i) the Trading Advisor from charging another client fees which differ from the fees to be paid to it hereunder or otherwise establishing business terms for an account that are different than (and superior to) the business terms of the Trading Fund or the Series; (ii) the use of a different trading approach for another account, including a trading approach that is more profitable and/or less volatile than the Program; or (iii) an adjustment by the Trading Advisor in the implementation of the Program which is undertaken by the Trading Advisor in good faith in order to accommodate additional accounts. The Trading Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Sponsor with an explanation of the differences, if any, in performance between the Trading Fund and any other similar account traded pursuant to the Program for which the Trading Advisor acts as a commodity trading advisor (in whole or in part).

      (e) Upon the reasonable request of, and upon reasonable notice of not less than three Business Days from, the Sponsor, the Trading Advisor shall permit the Sponsor to review at the Trading Advisor's offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Trading Fund has been treated equitably on an overall basis with respect to advice rendered during the term of this Agreement by the Trading Advisor in relation to other accounts managed by the Trading Advisor pursuant to the Program (for the avoidance of doubt, the parties acknowledge that the Sponsor may inspect, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients: (i) such trading records of the accounts managed by the Trading Advisor pursuant to the Program and (ii) certain performance information of other accounts traded pursuant to the Program, during normal business hours as the Sponsor reasonably may request; in each case provided, however, that the Trading Advisor shall not be required by the foregoing to reveal any information the disclosure of which would cause the Trading Advisor to breach any other contractual confidentiality obligations to which the Trading Advisor is subject). The Trading Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained, and in any event the Sponsor shall keep confidential all such information obtained by it from the Trading Advisor.

13.   Speculative Position Limits.

      If, at any time during the term of this Agreement, it appears to the Trading Advisor that it may be required to aggregate the Trading Fund's positions with the positions of any other accounts the Trading Advisor or any other Trading Advisor Party owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body or governmental authority, the Trading Advisor will notify the Sponsor as promptly as reasonably practicable under the circumstances if the Trading Fund's positions under the Trading Advisor's management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Trading Advisor agrees that, if its trading recommendations pursuant to the Program are altered because of the potential application of speculative position limits, the Trading Advisor will modify its trading instructions to the Trading Fund and its other accounts in a good faith effort to achieve an equitable treatment of all accounts (for the avoidance of doubt, the Trading Advisor will liquidate Futures Interest positions and/or limit the taking of new positions in all accounts it manages, including the Trading Fund, as nearly as possible in proportion to the assets available for trading of the respective accounts to the extent necessary to comply with applicable speculative position limits). The Trading Advisor presently believes that the Program can be implemented for the benefit of the Trading Fund notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

14.   Redemptions, Exchanges, Distributions, Subscriptions.

      The Sponsor will use its reasonable efforts to give the Trading Advisor at least three Business Days' prior written notice of any proposed redemptions, exchanges or distributions as well as of any pending subscriptions.

15.   The Trading Advisor's Representations and Warranties.

      The Trading Advisor represents and warrants to the Sponsor and the Trading Fund that:

      (a) All references to the Trading Advisor, its principals and the Program in the Memorandum are complete and accurate in all material respects and the Memorandum does not contain any untrue statement of a material fact regarding the Trading Advisor, its principals or the Program or omit to state a material fact regarding the Trading Advisor, its principals or the Program which is necessary to make the statements therein not misleading.

      (b) The information with respect to the Trading Advisor set forth in the actual performance tables in the Memorandum has been prepared in accordance with such methods approved by the CFTC as described in the Disclosure Document. The performance information relating to the Aspect Diversified Fund presented in the Part One(B): Trading Advisor Information of the Memorandum is not materially different than performance information representing a composite of all of the Trading Advisor's accounts traded pursuant to the Program, and the description of the Aspect Diversified Fund account contained in the Memorandum is complete and accurate and has been called to the NFA's attention and approved under CFTC Regulation 4.25. The Disclosure Document complies in all material respects with the applicable regulations promulgated under the CEA by the CFTC and the NFA Rules.

      (c) The Trading Advisor is duly registered under the CEA as a commodity trading advisor, is a member of the NFA in such capacity, is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

      (d) The Trading Advisor has complied, and will continue to comply, in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Trading Advisor's best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement and in connection with the offering of Units. As of the date hereof, there are no threatened, pending or completed actions, arbitrations, claims, demands, disputes, lawsuits or other proceedings, notices of investigation or investigations pending or, to the best knowledge and belief of the Trading Advisor, threatened against any Trading Advisor Party regarding noncompliance with any applicable laws, statutes, rules, regulations or orders, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any governmental, regulatory or self-regulatory agency, organization, exchange or other body, in each case in which an adverse decision might reasonably be expected, in the Trading Advisor's best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.

      (e) The Trading Advisor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full power and authority to enter into this Agreement and to provide the services required of it hereunder. The Trading Advisor is qualified to conduct business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Trading Advisor shall conduct its business is within the sole discretion of the Trading Advisor).

      (f) The execution and delivery of this Agreement and the incurrence and performance of the obligations contemplated in this Agreement by the Trading Advisor will not conflict with, violate, breach or constitute a default under any term or provision of its certificate of incorporation, by-laws or other charter or governing documents, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Trading Advisor is a party, or by which it is bound, or to which any of the property or assets of the Trading Advisor is subject, or any laws, statutes, rules, regulations, orders or other legal requirement applicable to the Trading Advisor or to the property or assets of the Trading Advisor of any court or any regulatory authority having jurisdiction over the Trading Advisor.

      (g) This Agreement has been duly and validly authorized, executed and delivered by the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

      (h) At any time during the term of this Agreement that a disclosure document relating to the Units is required to be delivered in connection with the offer and sale thereof, the Trading Advisor agrees upon the request of the Sponsor to provide the Sponsor with such information as shall be necessary so that, as to the Trading Advisor Parties, such disclosure document is complete and accurate in all material respects.

      (i) The Trading Advisor is not bankrupt or insolvent.

      (j) The Trading Advisor will use its reasonable best efforts to implement a fair and consistent allocation policy which seeks to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by it.

      All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. The Trading Advisor hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make such representations, warranties or covenants not true, the Trading Advisor will promptly notify the other parties of such facts in the manner provided below. All representations, warranties and covenants herein contained shall inure to the benefit of the party to whom it is addressed and its respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

16.   The Sponsor's Representations and Warranties.

      The Sponsor represents and warrants to the Trading Advisor for itself and the Trading Fund that:

      (a) The Memorandum as supplemented and amended from time to time is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning any Trading Advisor Party in the Memorandum, made in reliance upon, and in conformity with, information furnished to the Sponsor by or on behalf of any Trading Advisor Party expressly for use in the Memorandum.

      (b) The Sponsor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to perform its obligations under this Agreement. The Sponsor will be qualified to conduct business and will be in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Sponsor shall conduct its business is within the sole discretion of the Sponsor).

      (c) The Sponsor and the Trading Fund have the capacity and authority to enter into this Agreement on behalf of the Trading Fund.

      (d) This Agreement has been duly and validly authorized, executed and delivered on the Sponsor's and the Trading Fund's behalf and is a valid and binding agreement of the Sponsor and the Trading Fund enforceable in accordance with its terms.

      (e) The execution and delivery of this Agreement and the incurrence and performance of the obligations contemplated in this Agreement by the Sponsor and the Trading Fund, respectively, will not conflict with, violate, breach or constitute a default under any term or provision of the certificates of incorporation, by-laws or other charter or governing documents of the Sponsor or the Trading Fund, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Sponsor or the Trading Fund is a party, or by which either the Sponsor or the Trading Fund is bound, or to which any of the property or assets of the Sponsor or the Trading Fund, as the case may be, is subject, or any law, statute, rule, regulation, order or other legal requirement applicable to the Sponsor or the Trading Fund or to the property or assets of the Sponsor or the Trading Fund of any court or any regulatory authority having jurisdiction over the Sponsor or the Trading Fund.

      (f) The Sponsor is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

      (g) The Trading Fund is a limited liability company organized and validly existing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to perform its obligations under this Agreement. The Trading Fund will be qualified to conduct business and will be in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Trading Fund shall conduct its business is within the sole discretion of the Trading Fund).

      (h) The Sponsor and the Trading Fund have each complied, and will continue to comply in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Sponsor's or the Trading Fund's best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement and in connection with the offering of Units. As of the date hereof, there are no threatened, pending or completed actions, arbitrations, claims, demands, disputes, lawsuits or other proceedings, notices of investigation or investigations pending or, to the best knowledge and belief of the Sponsor or the Trading Fund, threatened against the Sponsor or the Trading Fund, as the case may be, regarding noncompliance with any applicable laws, statutes, rules, regulations or orders, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any governmental, regulatory or self-regulatory agency, organization, exchange or other body, in which an adverse decision might reasonably be expected, in the Sponsor's or the Trading Fund's best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of the Sponsor or the Trading Fund.

      (i) Neither the Sponsor nor the Trading Fund is bankrupt or insolvent.

      (j) Each of the Sponsor and the Trading Fund have read and understood the Disclosure Document (including the Risk Disclosure Statement contained therein) and both of them are aware of the risks inherent in the Program (including, without limitation, the risks inherent in trading in the Futures Interests envisaged by the Program).

      All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. The Sponsor and the Trading Fund hereby each agree that as of the date of this Agreement each of them is, and during its term shall be, in compliance with its respective representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make such representations, warranties or covenants not true, the Sponsor and the Trading Fund will each promptly notify the other parties of such facts in the manner provided below. All representations, warranties and covenants herein contained shall inure to the benefit of the party to whom it is addressed and its respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

17.   Assignment.

      This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto. Notwithstanding the above, the Sponsor and the Trading Advisor may assign its respective interest in this Agreement (a) to an affiliate of the Sponsor or the Trading Advisor, as the case may be, upon notice only (which need not be prior notice) to the other parties hereto, or (b) in connection with the sale or transfer of all or a material portion of the Sponsor's or the Trading Advisor's respective equity or assets.

18.   Successors.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assigns" shall not include any Members.

19.   Amendment or Modification or Waiver.

      This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto.

20.   Notices.

      Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

      If to the Sponsor:                    If to the Trading Fund:

      UBS MANAGED FUND SERVICES INC.        UBS MANAGED FUTURES (ASPECT) LLC
      One North Wacker Drive                c/o UBS Managed Fund Services Inc.
      31st Floor                            One North Wacker Drive
      Chicago, Illinois 60606               31st Floor
      Attn:  Julie DeMatteo                 Chicago, Illinois 60606
      Facsimile:  +1 (800) 423-7042         Attn:  Julie DeMatteo
                                            Facsimile:  +1 (800) 423-7042

      If to the Trading Advisor:

      ASPECT CAPITAL LIMITED
      Nations House
      103 Wigmore Street
      London, W1U 1QS
      England
      Attn:  Legal Department
      Facsimile:  +44 (20) 7170-9680


21.   Governing Law.

      Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles, and all parties consent to the exclusive jurisdiction of the federal or state courts located in Chicago, Illinois, U.S.A.

22.   Survival.

      All representations, warranties and covenants in this Agreement, or contained in certificates required to be delivered hereunder and Sections 2 and 3 shall survive the termination of this Agreement, with respect to any matter arising while this Agreement was in effect. Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to this Agreement and their respective successors and permitted assigns.

23.   Disclosure Document Modifications.

      The Trading Advisor shall promptly furnish the Sponsor with a copy of all modifications to the Disclosure Document when available for distribution. Upon receipt of any modified Disclosure Document by the Sponsor, the Sponsor will provide the Trading Advisor with an acknowledgement of receipt thereof.

24.   Promotional Literature.

      Each party agrees that prior to using any promotional literature in which reference to the other parties hereto is made, they shall: (i) furnish a copy of such information to each of the other parties for their consideration and approval; (ii) provide such other parties with a reasonable period within which to review and approve such promotional literature, such approval not to be unreasonably withheld or delayed; and (iii) will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

25.   No Waiver.

      No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

26.   No Liability of Members.

      This Agreement has been made and executed by and on behalf of the Trading Fund, and the obligations of the Trading Fund and/or the Sponsor set forth herein are not binding upon any of the Members individually, but rather, are binding only upon the assets and property of the Trading Fund, and, to the extent provided herein, upon the assets and property of the Sponsor.

27.   Third-Party Beneficiaries.

      The Trading Advisor Parties and the Sponsor Parties shall be third-party beneficiaries of the applicable provisions of this Agreement.

28.   Headings.

      Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

29.   Complete Agreement.

      This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

30.   Counterparts.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile or electronic mail transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or electronic mail transmission; provided that, the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

31.   Miscellaneous.

      (a)   The Trading Advisor is authorized and regulated by the FSA.

      (b)   The Sponsor and the Trading Fund each acknowledge and agree that:

            (1) no assurance, representation, warranty or guarantee has been given to the Sponsor or the Trading Fund by the Trading Advisor or any other person that the provision of services by the Trading Advisor hereunder or the Program will generate profits (or not generate losses) or that past results are indicative of future performance; and

            (2) the Trading Advisor has classified the Trading Fund as an "Intermediate Customer" as that term is defined in the FSA Rules.

      (c) If any provision hereof is, or at any time becomes, illegal, invalid or unenforceable in any respect under any applicable law, such provision shall be deemed rescinded or modified to conform with such applicable law and neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision be affected or impaired thereby.

      (d) Neither the Trading Fund nor the Sponsor will be an eligible claimant under the Financial Services Compensation Scheme (as defined in the FSA Rules) in the event of default by the Trading Advisor.

      (e) Termination of this Agreement shall be without prejudice to the completion of transactions already initiated and shall not affect the rights and obligations of the parties hereto which came into existence prior to the termination. Such transactions shall be completed by the Trading Advisor as soon as practicable.

      (f) Save as contemplated in this Agreement, unless otherwise agreed by the parties, the Trading Advisor will not borrow on behalf of the Trading Fund or bring about transactions for the Trading Fund, such that the Trading Fund (or the Sponsor) incurs obligations as an underwriter or sub-underwriter.

      (g) The Trading Advisor shall not enter into soft commission agreements.

      (h) The Trading Advisor shall endeavor to enter into transactions on behalf of the Trading Fund at a price and in circumstances that it considers to be the best it can reasonably obtain in the circumstances. However, the Trading Advisor shall not owe the Trading Fund a duty of best execution under the FSA Rules.



                 [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.


UBS MANAGED FUTURES (ASPECT) LLC

By:      UBS MANAGED FUND SERVICES INC.
Its:     Manager


By:               /s/ Julie M. DeMatteo
         -----------------------------------
         Name:  Julie M. DeMatteo
         Title:  Executive Director


By:               /s/ Heidi M. Rauh
         -----------------------------------
         Name:  Heidi M. Rauh
         Title:  Director and Senior Counsel



UBS MANAGED FUND SERVICES INC.


By:               /s/ Heidi M. Rauh
         -----------------------------------
         Name:  Heidi M. Rauh
         Title:  Legal


By:               /s/ Julie M. DeMatteo
         -----------------------------------
         Name:  Julie M. DeMatteo
         Title:  Executive Director



ASPECT CAPITAL LIMITED


By:               /s/ James Walker
         -----------------------------------
         Name:  James Walker
         Title:  Chief Financial Officer

                                  APPENDIX A



                                 FEE SCHEDULE

      (a) The Trading Fund shall pay brokerage commissions and related expenses at the rates described in the Memorandum, to which the Trading Advisor consents.

      (b) (1) The Trading Fund shall pay to the Trading Advisor a monthly Management Fee equal to 1/12th of 2% percent of the Net Asset Value of the Trading Fund (as hereinafter defined) being managed by the Trading Advisor (approximately 2% annually). For purposes of calculating the Management Fee payable to the Trading Advisor, the Net Asset Value of the Trading Fund (as hereinafter defined) shall be determined before reduction for any Management Fees, Performance Fees, Sponsor's Fees or extraordinary fees accrued as of such month-end and before giving effect to any capital contributions made as of the beginning of the month immediately following such month-end and before any distributions or redemptions accrued during or as of such month-end, but after all expenses as of such month-end. In the event that a Member redeems some or all of its Units or exchanges some or all of its Units for Units in another segregated series of the Platform (each, a "Series"), the Trading Fund is dissolved or terminated or this Agreement is terminated as of any date other than the last day of a calendar month, the Management Fee for such month shall be paid on a pro-rated basis based on the ratio that the number of days in the calendar month through the date of such event bears to the total number of days in the calendar month.

            (2) "Net Asset Value of the Trading Fund" shall mean the Trading Fund's Net Asset Value calculated pursuant to the same method used in calculating the Net Asset Value of each Series, as outlined in the Platform's Limited Liability Company Operating Agreement.

      (c) (1) The Trading Fund shall pay to the Trading Advisor a Performance Fee of 20% of "New Net Trading Profits" (as hereinafter defined) generated by the Trading Advisor, including realized and unrealized gains and losses thereon, as of the close of business on the last day of each calendar quarter, which for the avoidance of doubt shall be each of March 31, June 30, September 30 and December 31 in every calendar year (the "Performance Fee Measurement Date").

            (2) "New Net Trading Profits" (for purposes of calculating the Trading Advisor's Performance Fees) shall mean the excess, if any, of the cumulative level of Net Trading Profits (as hereinafter defined) attributable to the Trading Fund as of the Performance Fee Measurement Date over the highest level of cumulative Net Trading Profit as of the end of any preceding Performance Fee Measurement Date (the "High Water Mark").

            (3) (a) "Net Trading Profits" shall be computed as of each Performance Fee Measurement Date and shall include such profits (as outlined below) since the Trading Advisor's management of the Trading Fund (the "Performance Fee Measurement Period"). Net Trading Profits for any Performance Fee Measurement Period shall be the net profits, if any, from the Trading Advisor's trading during such period (including (i) gross realized trading profit (loss) plus or minus (ii) the change in unrealized trading profit
(loss) on open positions, minus (iii) the fees charged to the Trading Fund by the Sponsor for brokerage commissions, exchange fees, NFA fees, give-up fees and other transaction-related fees and expenses charged in connection with the Trading Fund's trading activities plus any futures commission merchant fee (for the avoidance of doubt, the Sponsor's Fee and the ongoing fees for certain administrative services shall not be subtracted for the purposes of this calculation) and shall be calculated after deduction of the Trading Advisor's Management Fee, but before deduction of any

Performance Fees paid or payable to date. Performance Fees paid prior to the current Performance Fee Measurement Date shall not reduce Net Trading Profits.

            (b) For the avoidance of doubt, Net Trading Profits shall exclude capital contributions to the Trading Fund, distributions or redemptions.

            (c) Net Trading Profit shall exclude interest income earned by or credited to the Trading Fund.

            (4) The High Water Mark shall be proportionately reduced to reflect reductions in assets of the Trading Fund (including notice of exchanges) by being multiplied by the fraction, the numerator of which is the Trading Fund's assets immediately after such reduction and the denominator of which is the Trading Fund's assets immediately prior to such reduction.

            (5) If a withdrawal or distribution occurs at any date that is not a Performance Fee Measurement Date, the date of the withdrawal or distribution shall be treated as if it were a Performance Fee Measurement Date for purposes of calculating the Performance Fee, if any, due with respect to the withdrawal or distribution. However, no new High Water Mark shall be set except as of a Performance Fee Measurement Date. The amount of the Performance Fee due shall be equal to the Performance Fee that would have been due had the date of the withdrawal or distribution been a Performance Fee Measurement Date multiplied by the fraction the numerator of which is the amount withdrawn or distributed, and the denominator of which is the Net Asset Value of the Trading Fund immediately before such withdrawal or distribution (in each case prior to reduction of the accrued Performance Fee). The amount of the Performance Fee shall be added to the amount of the withdrawal or distribution (and included as part thereof) for purposes of the foregoing calculations, and the fraction calculated prior to reduction for any accrued Performance Fee.

                                  APPENDIX B



                               TRADING POLICIES

      (a) The Trading Advisor shall provide the Sponsor as of the date of this Agreement with a list set forth under "Appendix C -- List of Futures Interests," as may be changed or updated from time to time (the "List") of all types of Futures Interests traded by the Trading Advisor on behalf of the Trading Fund ("Products") and the exchanges on which such Futures Interests are traded ("Exchanges"). The Trading Advisor shall provide the Sponsor with prior written notice of any Product or Exchange to be included on the List and following such notification, such Product or Exchange shall be added to the List.

      (b) If at any time while this Agreement is in effect, the Trading Fund experiences a peak-to-valley drawdown of 35% of the Net Asset Value of the Trading Fund, the Trading Advisor shall give written notice to the Sponsor within two Business Days after such peak-to-valley drawdown.

      (c) If at any time while this Agreement is in effect, the percentage of the Trading Fund's capital committed as margin (the "Margin Percentage") is equal to or greater than 25%, the Sponsor shall give written notice to the Trading Advisor within two Business Days after the Margin Percentage reaches 25% and, where appropriate, shall have the right to instruct the Trading Advisor, within a reasonable amount of time, to decrease the Margin Percentage to such Margin Percentage as deemed appropriate by the Sponsor in its sole discretion. The Trading Advisor shall comply with such instruction, and notify the Sponsor of the Trading Advisor's compliance, within five Business Days of receiving the instruction, or such other longer period as may be necessary under the prevailing circumstances.

                                  APPENDIX C



                           LIST OF FUTURES INTERESTS



Agriculturals
Canola (WCE)
Cattle Feeder (CME)
Cocoa (CSCE)
Coffee 'C' (CSCE)
Corn (CBT)
Cotton No. 2 (NYCE)
Frozen Orange Juice (FCOJ-1) (NYBOTX)
Frozen Pork Bellies (CME)
Hard Red Spring Wheat (MGE)
Hard Red Winter Wheat (KCB)
Lean Hogs (CME)
Live Cattle (CME)
Lumber (Random Length) (CME)
No. 7 Cocoa (LFE)
Oats (CBT)
Robusta Coffee (LIF)
Soy Bean Oil (CBT)
Soya Beans (CBT)
Soybean Meal (CBT)
Sugar (CSCE)
Wheat (CBT)
White Sugar (LIF)

Energies
Brent Crude Oil (IPE)
Crude Oil (OTC)
Crude Oil (NYMEX)
Gas Oil (IPE)
Gasoline (TOCOM)
Heating Oil (NYMEX)
Kerosene (TOCOM)
Natural Gas (NYMEX)
Unleaded Gas (NYMEX)

Metals
Aluminium (High Grade) (LME)
Copper (High Grade) (COMEX)
Copper (LME)
Gold (100 Oz) (COMEX)

Gold (TOCOM)
Lead (High Grade) (LME)
Nickel (High Grade) (LME)
Palladium (NYMEX)
Palladium (TOCOM)
Platinum (NYMEX)
Platinum (TOCOM)
Silver (NYMEX)
Zinc (High Grade) (LME)

Bonds
Australian 10 Year Government Bond (SFE)
Australian 3 Year Government Bond (SFE)
British Long Gilt (LIF)
Canadian 10 Year Government Bond (ME)
Euro Bobl (EUREX)
Euro Bund (EUREX)
Euro Schatz (EUREX)
Five Year Euro Swapnote (LIF)
Japanese 10 Year Government Bond (TSE)
Japanese 10 Year Government Bond Mini (SIMEX)
Korean 3 Year Bond (KFE)
Swiss Federation Long Term Bond (EUREX)
Ten Year Euro Swapnote (LIF)
Two Year Euro Swapnote (LIF)
US 10 Year Agency Note (CBT)
US 10 Year Treasury Note (CBT)
US 2 Year Treasury Note (CBT)
US 30 Year Treasury Bond (CBT)
US 5 Year Treasury Note (CBT)

Interest Rates
30 Day Interbank Cash Rate (SFE)
90 Day Sterling Libor (LIF)
Australian 90 Day Bank Bills (SFE)
Canadian Bankers Acceptance (ME)
Euribor (LIF)
Eurodollar (CME)
Euroswiss (LIF)
Euroyen (3 Month) (TIF)
New Zealand 90 Day Bank Bills (SFE)
US 30 Day Federal Funds (CBT)

Currencies
Australian Dollar
British Sterling
Canadian Dollar

Czech Koruna
Danish Krone
Euro
Hungarian Forint
Japanese Yen
Mexican Peso
New Zealand Dollar
Norwegian Krone
Polish Zloty
Singapore Dollar
South African Rand
Swedish Krona
Swiss Franc
Thai Baht
US Dollar

Stock Indices
Amsterdam Exchanges Index (EURONEXT)
Australian SPI-200 Index (SFE)
Austrian Traded Index (AFO)
Belgian BEL 20 Index (BFO)
Canadian S&P/TSE 60 Index (ME)
Denmark KFX Index (COP)
DJ Euro Stoxx 50 (EUREX)
Dow Jones Industrial Average (CBT)
Dow Jones Industrial Average E-Mini (CBT)
French CAC 40 Index (MATIF)
FTSE 100 Index (LIF)
German DAX Index (EUREX)
Greek FTSE/ASE 20 Index (ADE)
Hang Seng China Enterprises (H-Shares) Index  (HKFE)
Hong Kong Hang Seng Index (HKFE)
Italian MIB/S&P 40 Index (MIL)
Italian MIB/S&P 40 Index Mini (MIL)
Japanese NIKKEI Index (SIMEX)
Japanese NIKKEI Index (Yen-Denominated) (CME)
Japanese TOPIX Index (TSE)
Korean Kospi 200 Index (KFE)
Kuala Lumpur Composite Index (MDE)
MSCI Pan Euro Index (LIF)
MSCI Singapore Index (SGX)
NASDAQ 100 (CME)
NASDAQ 100 E-Mini (CME)
Norwegian OBX Index (OBX)
Portuguese PSI 20 Index (BDP)
Russell 1000 E-mini (CME)
Russell 2000 Index E-Mini (CME)

S&P 500 (CME)
S&P 500 E-Mini (CME)
S&P Midcap 400 Index E-Mini (CME)
South African FTSE/JSE Top 40 Index (SAF)
Spanish IBEX 35 Index (MEFFRV)
Swedish OMX Index (SOM)
Swiss Market Index (EUREX)
Taiwanese MSCI Index (SIMEX)